Exhibit 10.6

SWANK, INC.

STOCK OPTION CANCELLATION AGREEMENT

THIS STOCK OPTION CANCELLATION AGREEMENT (this “Cancellation Agreement”) is made and entered into on the 3rd day of February, 2012 (the “Effective Time”) by and between [                    ] (the “Option Holder”) and Swank, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company contemporaneously herewith has entered into an Agreement and Plan of Merger among the Company, Randa Accessories Leather Goods LLC (“Parent”), Swing Acquisition LLC (“Intermediate Sub”) and Swing Merger Sub, Inc., dated as of February 3, 2012 (the “Merger Agreement”), under which the effective date (the “Merger Effective Date”) of the merger described therein (the “Merger”) is expected to occur during the second quarter of 2012; and

WHEREAS, the Option Holder is the holder of an option (the “Option”) granted under the Swank, Inc. 1998 Equity Incentive Compensation Plan (the “Plan”) to purchase [                ] shares of common stock of the Company (“Common Stock”) at an exercise price of $[        ] per share, all as evidenced by the Incentive Stock Option Contract between the Company and the Option Holder dated February 28, 2008 (the “Stock Option Contract”); and

WHEREAS, pursuant to Section 3.04 of the Merger Agreement, all outstanding options to purchase shares of Common Stock held by the Option Holder as of the Merger Effective Time will (i) become fully vested, to the extent not already vested, subject to, and conditioned upon, the closing of the Merger, and (ii) be surrendered by the Option Holder in exchange for the right to receive a payment in cash (subject to applicable withholding taxes) equal to the product of (x) the excess of the Merger Consideration (as defined in the Merger Agreement) over the respective option prices per share of such options and (y) the aggregate number of shares of Common Stock issuable upon exercise of such options (the “Award Payment”); and

WHEREAS, the Parent and Intermediate Sub have agreed to cause the Company, as the Surviving Corporation (as defined in the Merger Agreement), to make such Award Payment on or shortly after the Merger Effective Date as set forth in the Merger Agreement.

NOW, THEREFORE, for and in consideration of the promises and mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Option Holder hereby agree as follows:

1. Surrender of Option. The Option Holder hereby agrees to surrender the Option as well as all other options hereafter granted to the Option Holder after the date hereof and held by the Option Holder which are outstanding as of the Merger Effective Date (collectively, the “Surrendered Options”) in exchange for, and the Company, as the Surviving Corporation, agrees to pay to the Option Holder in cash, the Award Payment on or shortly after the Merger Effective Date as set forth in the Merger Agreement. The Award Payment shall be reported on the Option Holder’s IRS Form W-2 (or other applicable tax form) by the paying entity. Upon receipt of such

Award Payment, all obligations of the Company hereunder and under the Surrendered Options and all related stock option contracts shall be extinguished. Further, the Option Holder certifies that such Award Payment is received in exchange for all Surrendered Options, and that the Option Holder hereby waives any claim for compensation for (i) any Surrendered Options or other rights to purchase shares of Common Stock of the Company awarded by the Company or any subsidiary of the Company to the Option Holder at any time prior to the Merger Effective Date and (ii) any rights to purchase shares of common stock of the Surviving Corporation at or after the Merger Effective Date.

2. Unsecured Creditor. The Option Holder shall be an unsecured creditor of the Company until such Award Payment is made.

3. Death of Option Holder. In the event of the death of the Option Holder prior to the receipt of the Award Payment, such Award Payment shall thereafter be made to the estate of the Option Holder.

4. Entire Agreement. This Cancellation Agreement constitutes the entire understanding between the Company and the Option Holder relating to the Surrendered Options and supersedes any matters to the contrary that may be contained in any other agreement, plan or document relating to the Surrendered Options. No amendments or additions to this Cancellation Agreement shall be binding unless made in writing and signed by both parties hereto. If for any reason the Merger is not consummated, this Cancellation Agreement shall be null and void and of no force or effect.

5. Binding Effect. This Cancellation Agreement shall be binding on and inure to the benefit of the parties and their respective representatives, successors and assigns.

6. Governing Law. This Cancellation Agreement shall be governed by the laws of the State of Delaware.

SWANK, INC.

By:

Its:

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